NIAGARA MOHAWK HOLDINGS, INC.
                                  -----------------------------

                                           (Unaudited)
                                        EARNINGS REPORT
                                        ---------------
                                   (In thousands of dollars)


                                              THREE MONTHS ENDED          TWELVE MONTHS ENDED
                                                    MARCH 31,                   MARCH 31,

                                               2000           1999          2000           1999
                                               ----           ----          ----           ----
Operating Revenues                         $1,189,471     $1,119,134     $4,154,523     $3,947,657

Operating Income                              171,356        251,848        445,660        269,207

Income (Loss) Before
  Extraordinary Item                           14,474         50,832        (47,639)      (117,688)

Extraordinary Item for Loss from
  Extinguishment of Debt (Net)                     --             --        (23,807)            --

Net Income (Loss)                          $   14,474     $   50,832     $  (71,446)    $ (117,688)

Average Number of Shares of
  Common Stock Outstanding
  (in thousands)                              177,352        187,365        184,201        176,776

Basic and Diluted Earnings (Loss) per
  Average Share of Common Stock Before
  Extraordinary Item                       $     0.08     $     0.27     $    (0.26)    $    (0.67)

Extraordinary Item Per Average Share of
  Common Stock                                     --             --          (0.13)            --

Basic  and  Diluted  Earnings  (Loss)
  per Average Share of Common Stock        $     0.08     $     0.27     $    (0.39)    $    (0.67)

EBITDA                                             --             --     $1,159,000     $1,173,000

Net Cash Interest                                  --             --     $  377,000     $  388,000

Ratio of EBITDA to Net Cash Interest               --             --            3.1            3.0


Note 1 - The above information is not given in connection with any sale or offer to sell or buy any stock or security.
Note 2 - The Company files periodic reports pursuant to the Securities Exchange Act of 1934. Accordingly, with respect to the financial information set forth above, you are requested to refer to such filings for more detailed information.
Note 3 - EBITDA for the twelve months ended March 31, 1999, which had been reported as $1,245,500, has been restated reflecting a change in the Company's EBITDA calculation methodology.